UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2017

SINO FORTUNE HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-201037	35-2507568
(Commission File Number)	(IRS Employer Identification No.)

Room 2403, Shanghai Mart Tower

2299 West Yan’an Road, Changning District

Shanghai, 200336, China

(Address of principal executive offices and zip code)

+86 021-2357-0077

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Private Placement

On June 30, 2017, Sino Fortune Holding Corporation (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with the investors named therein (collectively, the “Investors”), pursuant to which the Company issued and sold senior convertible promissory notes in the aggregate principal amount of $13,189,163.87 (RMB 90,357,316.73) (the “Notes”), convertible into shares of the Company’s common stock (the “Common Stock”) following June 30, 2018 at a conversion price of $2.00 per share (the “Conversion Price”) in a private placement (the “Private Placement”). The Notes mature on June 30, 2020 and accrue interest at a rate of 6%, 7% and 8% per annum for each of the first, second and third year, respectively, with such interest payable annually. In event of a conversion of the Notes, the Investors have agreed to a one year lock-up period with respect to the shares of Common Stock issuable upon conversion of the Notes commencing on the applicable conversion date of the Notes.

Following the first anniversary of the issuance date of Notes, if the closing price of the Common Stock is equal to or greater than 130% of the Conversion Price for 20 business days within a 30 consecutive business day period, the principal and accrued interest under the Notes may be prepaid at the option of the Company without penalty or premium. Following the second anniversary of the issuance date of the Notes, if the closing price of the Common Stock is less than 70% of the Conversion Price (as defined below) for 20 business days within a 30 consecutive business day period, and (i) the Company has an effective current registration statement and (ii) the average trading volume of the Common Stock for such prior 30 consecutive business days is at least 10,000 shares, then the Investors may redeem and declare due any or all of the Notes. If this right of redemption is exercised, the interest rate shall be reduced to 3% per annum. The Notes contain various events of default provisions which if breached, may result in the acceleration of all obligations under the Notes.

The Notes are secured by a pledge of shares of the Common Stock pursuant to a stock pledge agreement (the “Stock Pledge Agreement”) between Avis Genesis Inc., a majority shareholder of the Company, and the Investors on the basis of one share of Common Stock per $1 loaned under the Note, for an aggregate of 13,189,450 shares. Other than the shares pledged pursuant to the Stock Pledge Agreement, there is no recourse against the Company upon a default of the Notes.

In connection with the Private Placement, the Company incurred RMB 2,347,532.95 (approximately $342,666) in placement agent fees.

The foregoing description of the Private Placement does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) form of Note issued in the Private Placement filed as Exhibit 4.1 hereto;(ii) form of Purchase Agreement filed as Exhibit 10.1 hereto; and (iii) form of Stock Pledge Agreement filed as Exhibit 10.2 hereto.

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Entrusted Loan Contracts

On June 30, 2017, Benefactum Alliance Business Consultant (Beijing) Co., Ltd. (“Benefactum”), the variable interest entity indirectly controlled by the Company, as the trustor and provider of the funds to the trustee, entered into various entrusted loan contracts (the “Entrusted Loan Contracts”) with Qingdao Weichuang Private Capital Management Co., Ltd. (“Qingdao Weichuang”), as trustee and direct lender of the funds to the borrowers, and each of the borrowers named below. A summary of the material terms of the loans provided by Benefactum through Qingdao Weichuang to the borrowers pursuant to the Entrusted Loan Contracts is as follows:

Name of Guarantor	Name of Borrower	Loan Amount (in RMB)	Term	Annual Interest	Maturity Date
Shandong Zhongtong Financing Guarantee Co., Ltd.	Qingdao YaWei TianShun Machinery Co.,Ltd.	¥12,000,000	3 months	10%	9-30-2017
Shandong Zhongtong Financing Guarantee Co., Ltd.	Qingdao HaoYong Aquatic Products Co.,Ltd.	10,000,000	3 months	10%	9-30-2017
Shandong Zhongtong Financing Guarantee Co., Ltd.	Qingdao BoBaiTe Trading Co., Ltd.	7,600,000	6 months	11%	12-30-2017
Inner Mongolia JinFengYuan Financing Guarantee Co., Ltd.	Qingdao BeiSi Trading Co., Ltd.	9,800,000	3 months	11%	9-30-2017
Shandong Zhongtong Financing Guarantee Co., Ltd.	Linyi FeiYang Import & Export Co., Ltd.	10,600,000	6 months	10%	12-30-2017
Total		¥50,000,000

The Entrusted Loan Contracts contain various events of default provisions which if breached, may result in the acceleration of all obligations of the borrowers thereunder. The sister of Mr. Bodang Liu, the Company’s chief executive officer and chairman, owns 48.41% of the outstanding equity interests in Qingdao Weichuang. In connection with the execution of the Entrusted Loan Contracts, Benefactum also entered into entrusted loan guarantee contracts (the “Entrusted Loan Guarantee Contracts”) with each of the guarantors named above, pursuant to which the guarantors have agreed to guarantee the obligations under the Entrusted Loan Contracts.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) form of Entrusted Loan Contract filed as Exhibit 10.3 hereto; and (ii) form of Entrusted Loan Guarantee Contract filed as Exhibit 10.4 hereto.

Item 2.03.	Creation of a Direct Financial Obligation.

The disclosure set forth under Item 1.01 under “Private Placement” above is hereby incorporated in its entirety under this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

As described more fully in Item 1.01 under “Private Placement” above, the Company consummated the Private Placement.  The issuance of securities in the Private Placement was exempt from registration pursuant to Section 4(2) of, and Rule 506 under Regulation D promulgated under, the Securities Act, and Regulation S promulgated under the Securities Act.

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Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Note.

10.1	Form of Securities Purchase Agreement.

10.2	Form of Stock Pledge Agreement.

10.3	Form of Entrusted Loan Contract.

10.4	Form of Entrusted Loan Guarantee Contract.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SINO FORTUNE HOLDING CORPORATION

By:	/s/ Bodang Liu
Name: Bodang Liu
Title: Chief Executive Officer and Chairman

Dated: July 7, 2017

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